EXHIBIT 12.1 - OPINION OF LEGALITY

Intec Bioplastics, Inc.
10648 Painter Ave
Santa Fe Springs, CA 90670

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Intec Bioplastics, Inc., a corporation organized under the laws of the State of Wyoming (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of an Offering Statement on Form 1-A (the “Offering Statement”) under Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including the Offering Circular contained therein (the “Offering Circular”), relating to the offer and sale by the Company of up to 75,000,000 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”).

This opinion is rendered pursuant to Item 17 of Form 1-A and Item 601(b)(5) of Regulation S-K.

Documents Examined

In rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.The Offering Statement and the Offering Circular;

2.The Articles of Incorporation of the Company, as amended;

3.The Bylaws of the Company, as amended; and

4.Such other corporate records, certificates, and documents as we deemed necessary or appropriate for purposes of this opinion.

Assumptions

We have assumed, without independent verification, the authenticity of all documents submitted to us as originals, the conformity of copies to original documents, the legal capacity of all natural persons, and the due authorization, execution, and delivery of all documents by parties other than the Company.

EXHIBIT 12.1 - OPINION OF LEGALITY

Opinion

Based upon the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that:

1.The Shares have been duly authorized by all necessary corporate action of the Company; and

2.When the Shares are issued and sold in the manner described in the Offering Statement and the Offering Circular, and upon receipt by the Company of the consideration therefor, the Shares will be validly issued, fully paid, and non-assessable, assuming the due application of the laws of the State of Wyoming by the appropriate governmental authorities and courts.

Royalty Rights; No Opinion

This opinion is limited solely to the Shares. No opinion is expressed herein with respect to the contractual royalty rights described in the Offering Statement or the Offering Circular, including, without limitation, their creation, validity, enforceability, characterization, priority, tax treatment, accounting treatment, or compliance with federal or state securities laws. We express no opinion as to whether such royalty rights constitute “securities” under the Securities Act or any other applicable law.

Limitations

This opinion is limited to the federal laws of the United States, as currently in effect. We express no opinion as to the laws of any state, or any other jurisdiction, except as expressly set forth herein.

This opinion is rendered solely in connection with the filing of the Offering Statement and may not be relied upon for any other purpose without our prior written consent.

Consent

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

DAVID S. HUNT, P.C.

By:   /s/ David S. Hunt
       David S. Hunt